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                                                                     Exhibit 4.1

                           CERTIFICATE OF DESIGNATION
                                       OF
                RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                                   AKSYS, LTD.

     The undersigned officer of Aksys, Ltd., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     A. The Corporation has authorized 1,000,000 shares of Preferred Stock, par value $0.01 per share, none of which has been issued.

     B. Pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board") by its Restated Certificate of Incorporation (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board has duly adopted the following recitals and resolutions in accordance with the powers granted it by the Certificate of Incorporation, which resolutions remains in full force and effect on the date hereof:

          WHEREAS, the Certificate of Incorporation provides for a class of stock designated "Preferred Stock, issuable from time to time in one or more series;"

          WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon each wholly unissued series of Preferred Stock, to fix the number of shares constituting each such series and to determine the designation thereof; and,

          WHEREAS, the Board desires, pursuant to its authority as aforesaid, to designate a series of Preferred Stock as "Series B Convertible Preferred Stock" and to fix and determine the number of shares constituting such series and the rights, preferences, privileges and restrictions of such Series.

     NOW, THEREFORE, BE IT RESOLVED, that the Board hereby designates such new series of Preferred Stock and the number of shares constituting such series as follows:

     I. Designation of Series. The Corporation shall have a series of Preferred Stock designated as "Series B Convertible Preferred Stock" (the "Series B Preferred"), which Series B Preferred, subject to the terms and conditions of this Certificate of Designation, may be issued from time to time in sub series, with the first issuance of Series B Preferred designated as Series B-1 and additional issuances of Series B Preferred designated as Series B-2 and so on. Each share of Series B Preferred no matter the sub series shall have the same rights, preferences, privileges and restrictions as any other share of Series B Preferred, except that shares of Series B Preferred of different sub series may have different voting rights as provided in Section IV 5(a) of this Certificate of Designation.


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     II. Designation of Number of Shares of Series B Preferred. The number of shares constituting the Series B Preferred shall be 20,000 shares.

     III. Rank of Series B Preferred. The Series B Preferred shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to all classes of common stock of the Corporation (including Common Stock (as hereinafter defined)) and senior to any other class of capital stock or series of preferred stock, unless the issuance of capital stock being on parity with or senior to the Series B Preferred shall be in compliance with Section IV 6(d) of this Certificate of Designation.

     IV. Fixing the Rights, Preferences, Privileges and Restrictions of the Series B Preferred. The following rights, preferences, privileges and restrictions are hereby granted to and imposed upon the Series B Preferred:


               1. Dividends.

                    (a) The holders of Series B Preferred shall be entitled to receive cumulative, preferential cash dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividends on the Corporation's common stock, $0.01 par value ("Common Stock") or on any other existing or future class or series of Preferred Stock (together with the Common Stock, the "Junior Stock"), at a rate per annum equal to ten percent (10%) of the "Original Issue Price" of one-thousand dollars ($1,000.00) per outstanding share of Series B Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like (collectively "Recapitalizations")). Dividends on each share of Series B Preferred shall accrue quarterly on the last day of March, June, September and December of each year whether or not declared and whether or not funds are legally available for payment and shall be payable in arrears on each succeeding April 1, July 1, October 1 and January 1, respectively (each such date being hereinafter referred to as a "Preferred Dividend Payment Date"), commencing on the date of issuance of such share of Series B Preferred. Dividends on the Series B Preferred shall be cumulative from and after the last Preferred Dividend Payment Date provided that all dividends have been paid through such date and shall compound quarterly, to the extent they are unpaid, at the rate of 10% per annum computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends on the Series B Preferred shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Junior Stock. Cumulative dividends (and any interest thereon) with respect to a share of Series B Preferred which are accrued, payable and/or in arrears shall be added to the Original Issue Price and taken into account when calculating the number of Conversion Shares into which such share of Series B Preferred is convertible at the then applicable Conversion Price as provided in
Section 4 below.

                    (b) After payment of any dividends pursuant to Section 1(a) above, any additional dividends shall be distributed among all holders of Junior Stock and all holders of Series B Preferred in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of all series of Preferred Stock were converted to Common Stock at the then effective conversion rate for each such series of Preferred Stock.

               2. Liquidation Preference.


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                    (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including any action or proceeding before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up, relief from creditors or any general assignment for the benefit of creditors, marshalling of assets for creditors or other similar arrangement) the holders of Series B Preferred shall be entitled to receive in cash out of the assets of the Corporation legally available for distribution to its stockholders whether such assets are capital or surplus or otherwise and whether or not any dividends in respect of the Series B Preferred have been declared, prior and in preference to any payment made or any distribution of any of the assets of the Corporation to the holders of Junior Stock, an amount per Series B Preferred share equal to the greater of (i) the sum of (A) the Original Issue Price (subject to adjustment for Recapitalizations) and (B) all accrued but unpaid dividends on such Series B Preferred share (whether or not declared) computed to the date of payment and (ii) the amount, if any, which the holder of such Series B Preferred share would have received in such liquidation, dissolution or winding up assuming all shares of Series B Preferred had been converted into Common Stock at the then applicable Conversion Price immediately prior to the liquidation, dissolution or winding up of the Corporation (such amount being hereinafter referred to as the "Series B Liquidation Preference"). If upon the occurrence of such an event, the assets and funds distributed to the holders of the Series B Preferred shall be insufficient to pay to such holders the full Series B Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Series B Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 2(a). In furtherance of the foregoing, the Corporation shall, to the extent necessary, cause such actions to be taken by any of its subsidiaries so as to enable the proceeds of any such liquidation, dissolution or winding up to be distributed to the holders of Series B Preferred in accordance with this Section.

                    (b) For purposes of this Section 2, a "Change of Control" shall be deemed to be a liquidation, dissolution, or winding up of the Corporation, unless the holders of at least a majority of the voting power of the Series B Preferred then outstanding voting together as a single class, with voting rights determined in accordance with Section 5 below, shall determine otherwise. Upon a Change of Control, the holders of Series B Preferred shall be entitled to receive consideration under the circumstances and in the form and amount set forth in Section 2(c) below. A "Change of Control" means the occurrence of any of the following: (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership of more than 35% of the aggregate outstanding voting power of the capital stock of the Corporation (excluding, however, the acquisition of such voting power as a result of any transaction or series of related transactions pursuant to which the initial holder of the Series B Preferred distributes securities of the Corporation, including shares of the Series B Preferred, Conversion Shares, as defined in Section 4, and/or other shares of Common Stock, to its stockholders, limited partners or other interest holders); (ii) the members of the Board, including the Board members elected or otherwise designated by holders of Series B Preferred, who are members as of the date of first issuance of the Series B Preferred Stock (the "Purchase Date") of the Board (all such Board members collectively referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided, however, that any individual who becomes a member of the Board after the Purchase Date and whose election, or nomination


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for election by the Corporation's stockholders, is approved by a vote of at least a majority of the Board members then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board; or (iii) in one transaction or one or more series of related transactions (A) the Corporation sells, transfers, leases or otherwise disposes of, or parts with control of, all or substantially all of its assets, or the assets of such subsidiary or subsidiaries of the Corporation any of the assets of which constitute all or substantially all of the assets of the business of the Corporation and its subsidiaries taken as a whole, to another person or entity, or (B) any entity merges with or into or consolidates with or into the Corporation or a subsidiary of the Corporation in a transaction or series of transactions pursuant to which the Corporation's stockholders immediately prior to such transaction, or series of related transactions, own less than 50% of the outstanding voting stock (on an as-converted to Common Stock basis) of the surviving, continuing or purchasing entity (or parent or subsidiary, if any) immediately after the transaction or series of related transactions.

                    (c) In the case of a deemed liquidation, dissolution or winding up of the Corporation under Section 2(b), the holders of Series B Preferred shall be entitled to receive, upon the consummation of any such transaction, consideration in the same form as is to be provided to other stockholders in such transaction (whether cash, shares of stock, securities, other property or any combination thereof), having a fair market value (determined in good faith by the Board) equal to the Series B Liquidation Preference to which such holders of Series B Preferred would otherwise have been entitled pursuant to Section 2(a).

                    (d) For purposes of Section 2(c), the value of any consideration received, other than cash or securities, shall be the fair market value of such consideration as determined by the Board in good faith. Any securities shall be valued as follows:

                         (i) if traded on a national securities exchange or the
Nasdaq National Market or the Nasdaq Capital Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or the Nasdaq National Market or the Nasdaq Capital Market, as the case may be, over the twenty (20) day period ending one (1) business day prior to the closing of such transaction;

                         (ii) if actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) day period ending three (3) days prior to the closing; and

                         (iii) if there is no active public trading market for
the securities, the value thereof shall be the fair market value thereof as determined by the Board in good faith.

                    (e) The Corporation shall give each holder of Series B Preferred written notice of an impending transaction contemplated by Section 2(b) not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the


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Corporation has given the first notice provided for herein or sooner than ten
(10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series B Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series B Preferred. Notwithstanding the foregoing, the Corporation's obligation to provide notice under this Section 2(e) is subject and subordinate to the Corporation's legal obligations regarding the handling and dissemination of material non-public information under the Exchange Act, and the rules and regulations of the quotation system or securities exchange on which the Common Stock may at any time be listed and other applicable law.

                    (f) In the event that the Corporation has not complied with its obligations to the holders of the Series B Preferred under Section 2(c), or in the event of a deemed liquidation, dissolution or winding up of the Corporation described in Section 2(c), the proceeds of which are insufficient to pay the Optional Redemption Price for all shares of Series B Preferred outstanding as contemplated in Section 3, the Corporation shall forthwith take action to:

                         (i) cause such closing to be postponed until such time
as the requirements of Section 2(c) have been complied with and the proceeds of such deemed liquidation, dissolution or winding up are sufficient to pay the Optional Redemption Price for all shares of Series B Preferred outstanding; or

                         (ii) cancel such transaction, in which event the
rights, preferences and privileges of the Series B Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(e) above.

                    (g) Nothing in this Section 2 shall be deemed to prevent redemption of the Series B Preferred in the manner provided in Section 3.

               3. Redemption at Option of Holders of Series B Preferred.

                    (a) Triggering Event. A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

                         (i) the Corporation materially defaults on its
obligations under the Investor Rights Agreement, dated as of June 23, 2006, among the Corporation, Durus Life Sciences Master Fund Ltd. and the other signatories thereto, and such default remains unremedied for a period of ninety
(90) days following the date that the Corporation first receives notice or otherwise becomes aware of its default;

                         (ii) the Corporation fails to deliver the required
number of Conversion Shares within ten (10) days of receipt by it from a holder of Series B Preferred of a notice requesting conversion of any Series B Preferred into Common Stock as contemplated in Section 4(b) below, or the Corporation gives written notice to any holder of Series B Preferred of the Corporation's intention not to comply, as required, with a request for conversion of any Series B Preferred into Common Stock;


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                         (iii) the occurrence of a "Change of Control" as
defined in Section 2(b);

                         (iv) the Corporation or any subsidiary thereof becomes
insolvent, fails to pay, or admits its inability to pay, its debts as they become due, whether at stated maturity or otherwise, voluntarily ceases to conduct its business in the ordinary course or takes any action to effectuate or authorize any of the foregoing; and

                         (v) any indebtedness of the Corporation or any
subsidiary (whether for borrowed money or otherwise) in aggregate principal amount in excess of $1,000,000 shall be accelerated and declared immediately due and payable.

                    (b) Redemption at Option of Holder Upon Triggering Event or Put Date.

                         (i) Upon the occurrence of a Triggering Event, a holder
of Series B Preferred shall have the right to require that the Company redeem all or a portion of the Series B Preferred held by such holder at a price per Series B Preferred share equal to the greater of (A) the Series B Liquidation Preference and (B) the product of (1) the number of Conversion Shares into which such share of Series B Preferred is convertible at the then applicable Conversion Price and (2) the closing price of the Common Stock on the principal securities exchange, quotation system or securities market on which the Common Stock is then traded on the trading day immediately preceding such Triggering Event (the "Optional Redemption Price").

                         (ii) At any time on or after March 31, 2013 (the "Put
Date"), the holders of not less than a majority of the voting power of the Series B Preferred then outstanding shall have the right to require that the Corporation redeem all of the then outstanding Series B Preferred at a price per share of Series B Preferred equal to the Series B Liquidation Preference (the "Put Redemption Price").

                    (c) Mechanics of Redemption at Option of Holder.

                         (i) Within two (2) business days after the occurrence
of a Triggering Event, the Corporation shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Series B Preferred.

                         (ii) At any time after the earlier of such holder's
receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Series B Preferred then outstanding may require the Corporation to redeem an amount up to all of such holder's Series B Preferred by delivering written notice thereof via facsimile and overnight courier ("Notice of Optional Redemption") to the Corporation, which Notice of Optional Redemption shall indicate the number of shares of Series B Preferred that such holder is electing to have redeemed.

                         (iii) At any time after the Put Date, the holders of
not less than a majority of the voting power of the Series B Preferred then outstanding shall have the right to require that the Corporation redeem all of the then outstanding Series B Preferred by


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delivering written notice thereof via facsimile and overnight courier (a "Put
Notice") to the Corporation.

                    (d) Payment of Optional Redemption Price. Upon the Corporation's receipt of a Notice of Optional Redemption from any holder(s) of Series B Preferred, the Corporation shall within one (1) business day of such receipt notify each holder of Series B Preferred by facsimile of the Corporation's receipt of such notice(s). The Corporation shall pay the Optional Redemption Price to each holder of Series B Preferred that delivers a Notice of Optional Redemption to the Corporation on the fifth (5th) business day after the Corporation's receipt of the Notice of Optional Redemption (the "Optional Redemption Date"); provided that the holder of Series B Preferred submitting a Notice of Optional Redemption shall have surrendered the certificates of the shares of Series B Preferred to be redeemed, duly endorsed, at the principal executive offices of the Corporation or of any transfer agent for the Series B Preferred. From and after the Optional Redemption Date, unless there shall have been a default in the payment of the Optional Redemption Price, all rights of the holders of shares of Series B Preferred submitted for redemption on the Optional Redemption Date (except the right to receive the Optional Redemption Price without interest upon surrender of the certificates of the shares of Series B Preferred to be redeemed) shall cease with respect to such shares, and such shares thereafter shall not be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the Corporation is unable to redeem all of the Series B Preferred submitted for redemption, the Corporation shall redeem a pro rata amount from each holder based on the number of Series B Preferred shares submitted for redemption by such holder relative to the total number of Series B Preferred shares submitted for redemption by all holders. The shares of Series B Preferred not so redeemed shall remain outstanding and entitled to all the rights and preferences contained in this Certificate of Designation. At any time when additional funds of the Corporation are available for the redemption of shares of Series B Preferred, such funds will immediately be used to redeem the balance of the shares of Series B Preferred that the Corporation has become obligated to redeem on an Optional Redemption Date, but that the Corporation has not redeemed.

                    (e) Payment of Put Redemption Price. Upon the Corporation's receipt of a Put Notice from the holders of Series B Preferred, the Corporation shall within one (1) business day of such receipt notify each holder of Series B Preferred by facsimile of the Corporation's receipt of such notice. The Corporation shall pay the Put Redemption Price to each holder of Series B Preferred on the fifth (5th) business day after the Corporation's receipt of the Put Notice (the "Put Redemption Date"); provided that each such holder of Series B Preferred shall have surrendered the certificates of the shares of Series B Preferred to be redeemed, duly endorsed, at the principal executive offices of the Corporation or of any transfer agent for the Series B Preferred. Any shares of Series B Preferred not submitted for redemption following the delivery of a Put Notice to the Corporation shall remain outstanding and entitled to all the rights and preferences contained in this Certificate of Designation; provided, however, that the certificates of any such shares of Series B Preferred may at any time (but in no event more frequently than once per calendar quarter by any individual holder of Series B Preferred) after the Put Redemption Date be submitted to the Corporation for redemption at the Put Redemption Price. From and after the Put Redemption Date, unless there shall have been a default in the payment of the Put Redemption Price, all rights of the holders of shares of Series B Preferred submitted for redemption on the Put Redemption Date (except the right to receive


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the Put Redemption Price without interest upon surrender of the certificates of the shares of Series B Preferred to be redeemed) shall cease with respect to such shares, and such shares thereafter shall not be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the Corporation is unable to redeem all of the Series B Preferred submitted for redemption on the Put Redemption Date, the Corporation shall redeem a pro rata amount from each holder based on the number of Series B Preferred submitted for redemption by such holder relative to the total number of Series B Preferred shares submitted for redemption by all holders. The shares of Series B Preferred not so redeemed shall remain outstanding and entitled to all the rights and preferences contained in this Certificate of Designation. At any time when additional funds of the Corporation are available for the redemption of shares of Series B Preferred, such funds will immediately be used to redeem the balance of the shares of Series B Preferred that the Corporation has become obligated to redeem on the Put Redemption Date, but that the Corporation has not redeemed.

                    (f) No shares of Series B Preferred shall be redeemed in whole or in part under this Section 3 at any time that such redemption is prohibited by the General Corporation Law of the State of Delaware.

               4. Conversion. The holders of Series B Preferred shall have conversion rights as follows (the "Conversion Rights"):


                    (a) Right to Convert. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of original issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock ("Conversion Shares") as is determined by dividing the Original Issue Price, plus any accrued but unpaid dividends, for each such share of Series B Preferred by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial conversion price per share for shares of Series B Preferred shall be equal to One Dollar ($1.00) (the "Conversion Price"); provided, however, that the Conversion Price for the Series B Preferred shall be subject to adjustment as set forth in Section 4(c).

                    (b) Mechanics of Conversion. Before any holder of Series B Preferred shall be entitled to convert such holder's Series B Preferred into shares of Common Stock, such holder shall surrender the certificate(s) thereof, duly endorsed, at the principal executive offices of the Corporation or of any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office of the election to convert the same and stating therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred a certificate(s) for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt by the Company of the shares of Series B Preferred to be converted, and the person(s) or entit(ies) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock on such date.


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                    (c) Conversion Price Adjustments of Series B Preferred. The
Conversion Price of the Series B Preferred shall be subject to adjustment from time to time as follows:

                         (i) Adjustment of Conversion Price. If the Corporation
shall issue, at any time after the Purchase Date, any Additional Stock, as defined below, without consideration or for a consideration per share less than the closing price of the Common Stock on the principal securities exchange, quotation system or securities market on which the Common Stock is then traded on the trading day immediately preceding the date of issuance of such Additional Stock (the "Market Price"), then the Conversion Price for such Series B Preferred in effect immediately after each such issuance of Additional Stock shall be adjusted to a price determined by multiplying such Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and deemed outstanding pursuant to Section 4(c)(iv) (not including shares excluded from the definition of Additional Stock pursuant to Section 4(c)(ii)(B)) immediately prior to such issuance of Additional Stock plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such existing Market Price and the denominator of which shall be the number of shares of Common Stock outstanding and deemed outstanding pursuant to Section 4(c)(iv) (not including shares excluded from the definition of Additional Stock pursuant to Section 4(c)(ii)(B)) immediately prior to such issuance of Additional Stock plus the number of shares of such Additional Stock.

                         (ii) Definition of "Additional Stock". "Additional
Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(c)(iv)) by the Corporation after the Purchase Date, other than:

                              (A) Common Stock issued pursuant to a transaction
described in Section 4(d) hereof;

                              (B) shares of Common Stock issued or deemed issued
to employees, officers, consultants or directors of the Corporation pursuant to a stock option plan or restricted stock purchase plan approved by the Compensation Committee of the Board, including the approval of the members of the Compensation Committee elected or otherwise designated by holders of Series B Preferred.

                              (C) shares of Common Stock issued pursuant to the
exercise, conversion or exchange of convertible or exercisable securities outstanding on and as of the Purchase Date;

                              (D) shares of Common Stock deemed to have been
issued pursuant to Section 4(c)(iv) or issuable upon the issuance or exercise of warrants to purchase shares of Common Stock issued by the Corporation and purchased by holders of Series B Preferred;

                              (E) shares of Common Stock deemed to have been
issued pursuant to Section 4(c)(iv) or issuable upon the issuance or conversion of the Series B Preferred; and


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                              (F) shares of Common Stock issued or issuable in
connection with any transaction where such securities so issued or issuable are excepted from the definition "Additional Stock" by the affirmative vote of the holders of a majority of the voting power of the outstanding Series B Preferred.

                         (iii) Determination of Consideration. In the case of
the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board in good faith.

                         (iv) Deemed Issuances of Common Stock. In the case of
the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(c):

                              (A) The aggregate maximum number of shares of
Common Stock deliverable upon exercise (to the extent then exercisable, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(c)(iii)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                              (B) The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights, plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(c)(iii)).

                              (C) In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B Preferred, to the extent in any way


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affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              (D) Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Preferred, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (E) The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to Sections 4(c)(iv)(A) and 4(c)(iv)(B) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(c)(iv)(C) or 4(c)(iv)(D).

                         (v) No Fractional Adjustments; No Increased Conversion
Price. No adjustment of the Conversion Price for the Series B Preferred shall be made in an amount less than one cent per share of Series B Preferred, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 4(c)(iv)(C) and or 4(c)(iv)(D), no adjustment of such Conversion Price pursuant to this Section 4(c) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                    (d) Stock Splits And Dividends. In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for, or shall otherwise cause, the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Series B Preferred shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time.


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

                    (e) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                    (f) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other entities, evidences of indebtedness issued by the Corporation or other persons or entities, assets (excluding cash dividends) or options or rights not referred to in Section 4(d), then, in each such case for the purpose of this Section 4(f), the holders of Series B Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution, and such distributions (to the extent such distributions have previously not been paid to the holders of the shares of Series B Preferred) shall be deemed to be accrued dividends for shares of the Series B Preferred.

                    (g) Recapitalizations And Mergers. If at any time or from time to time there shall be a recapitalization of the Corporation or a merger or consolidation of the Corporation with or into another entity or sale of the Corporation's assets or stock (other than a subdivision or combination provided for elsewhere in Section 2 or this Section 4) provision shall be made so that the holders of Series B Preferred shall thereafter be entitled to receive upon conversion of such Series B Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, merger, consolidation or sale transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Series B Preferred after the recapitalization, merger, consolidation or sale transaction to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Series B Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                    (h) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred against impairment.

                    (i) No Fractional Shares and Certificate as to Adjustments.

                         (i) No fractional shares shall be issued upon the
conversion of any share or shares of Series B Preferred, and any fractional shares shall be paid in cash in accordance with Section 155 of the General Corporation Law of the State of Delaware. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                         (ii) Upon the occurrence of each adjustment or
readjustment of the Conversion Price of the Series B Preferred pursuant to this
Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series B Preferred at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series B Preferred.

                    (j) Notices of Record Date and Extraordinary Transactions. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or in the event of a proposed liquidation, recapitalization, merger or sale involving the Corporation, the Corporation shall mail to each holder of Series B Preferred, at least twenty (20) days prior to the record date or date of the proposed transaction, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or the nature of the proposed transaction and the proposed date of consummation of such transaction.

                    (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall be equal to 120% of the maximum number of shares of Common Stock necessary from time to time to effect the conversion of all outstanding shares of Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall be below such an amount, in addition to such other remedies as shall be available to the holder of Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Notwithstanding the foregoing, the Corporation shall not be obligated to issue any shares of Common Stock upon conversion of shares of Series B Preferred if the issuance of such shares of Common Stock would cause the Corporation to exceed that number of shares of Common Stock that the Corporation may issue upon conversion of Series B Preferred without breaching the Company's obligations under the rules or regulations of the principal securities exchange, quotation system or market on which the Common Stock is traded at the time, unless the Corporation (i) obtains the approval of its stockholders as required by the rules or regulations of such principal exchange, quotation system or market or (ii) obtains an opinion of counsel, reasonably satisfactory to the holders of Series B Preferred holding a majority of the voting power of the outstanding Series B Preferred, that such approval is not required.

                    (l) Limitation on Number of Conversion Shares. The Corporation shall not be obligated to issue any shares of Common Stock upon conversion of shares of Series B Preferred after the aggregate number of shares of Common Stock previously issued by the Corporation upon (i) the conversion of shares of Series B Preferred no matter the sub series and (ii) the exercise of any warrants to purchase shares of Common Stock issued by the Corporation and purchased by holders of Series B Preferred has exceeded the Nasdaq Conversion Limitation (as defined below), except that such limitation shall not apply from and after such time as the Corporation obtains Shareholder Approval (as defined below) for issuances of Common Stock upon conversion of shares of Series B Preferred in excess of such amount. In the event the Corporation receives on the same date a notice requesting conversion of shares of Series B Preferred from more than one holder of Series B Preferred and the Corporation can convert some, but not all, of such shares of Series B Preferred, the Corporation shall convert from each holder electing to have shares of Series B Preferred converted at such time a pro rata amount of such holder's Series B Preferred shares submitted for conversion based on the number of shares of Series B Preferred submitted for conversion on such date by such holder relative to the number of all shares of Series B Preferred submitted for conversion on such date. The Nasdaq Conversion Limitation shall mean 6,425,476 shares of Common Stock or such other amount as Nasdaq shall determine is the applicable limitation under Marketplace Rule 4350(i)(1)(D). Shareholder Approval shall mean the approval of the Corporation's stockholders as may be required by the applicable rules and regulations of Nasdaq, including Marketplace Rule 4350(i)(1)(D).

               5. Voting Rights.

                    (a) General. The holder of a share of Series B Preferred of a given sub series shall have the right to one (1) vote for each share of Common Stock into which such share of Series B Preferred would be converted (i) assuming that the Conversion Price for such share of Series B Preferred is equal to the closing price of the Common Stock on the Nasdaq Capital Market (or other principal securities exchange or automated quotation system on which the Common Stock is then traded) on the earlier of (x) the date that an agreement is entered into between the Corporation and the holder of such share of Series B Preferred for the purchase of such share of Series B Preferred and (y) the date that such share of Series B Preferred is issued and (ii) taking into account any limitation under Section 4(l) on the number of shares of Common Stock into which such share of Series B Preferred could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on


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

an as-converted basis shall be rounded to the nearest whole number (with one-half being rounded upward).

                    (b) Election of Directors. So long as 2,500 shares of Series B Preferred remain outstanding, the holders of the Series B Preferred shall be entitled, voting separately as a single class, to elect one (1) member of the Board at or pursuant to each meeting or consent of the Corporation's stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of such director. The holders of shares of Common Stock and Series B Preferred shall be entitled, voting together in accordance with Section 5(a) hereof, to elect the remaining directors of the Corporation at or pursuant to each meeting or consent of the Corporation's stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of any such directors.

               6. Protective Provisions.

          So long as any shares of Series B Preferred are outstanding, the Corporation shall not, and shall not permit any of its subsidiaries to, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a two-thirds (2/3) of the then outstanding shares of Series B Preferred, voting separately as a single class:

                    (a) alter or change, whether by merger, consolidation or otherwise, the rights, preferences or privileges of the shares of Series B Preferred so as to affect adversely such shares of Series B Preferred;

                    (b) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred;

                    (c) alter or change the Certificate of Incorporation, as amended to date, or the Bylaws of the Corporation or the certificate of incorporation or bylaws (or equivalent organizational documents) of any subsidiary of the Corporation, so as to affect the rights, preferences or privileges of the Series B Preferred;

                    (d) authorize or issue, or obligate itself to issue, whether by merger, consolidation or otherwise, any equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series B Preferred with respect to dividends, liquidation, winding up, dissolution or redemption;

                    (e) incur any indebtedness in excess of $500,000 individually or $2,000,000 in the aggregate;

                    (f) effect any reclassification or recapitalization of the outstanding capital stock of the Corporation;

                    (g) effect any "Change of Control" transaction described in
Section 2(b);

                    (h) effect any redemption, repurchase, acquisition or retirement for value of any capital stock or options of the Corporation, except for any such redemption or repurchase approved by the Board, including the approval of Board members elected or otherwise designated by holders of Series B Preferred;

                    (i) declare or pay any dividend or make any other distribution on the capital stock of the Corporation;

                    (j) enter into a new transaction with an officer or director of the Corporation, except for any such transaction approved by the Compensation Committee of the Board, including the approval of the members of the Compensation Committee elected or otherwise designated by holders of Series B Preferred;

                    (k) increase the authorized number of Preferred Stock or issue any additional shares of Preferred Stock;

                    (l) increase or decrease the authorized number of directors of the Corporation; or

                    (m) enter into any contract, agreement or understanding obligating the Corporation or any of its subsidiaries to do any of the foregoing.

               7. Status of Redeemed, Converted or Otherwise Acquired Stock. In the event any shares of Series B Preferred shall be redeemed, converted or otherwise acquired by the Corporation, the shares so redeemed, converted or otherwise acquired shall not be re-issuable by the Corporation as Series B Preferred and shall be retired and cancelled promptly after the redemption, conversion or acquisition thereof. The Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the number of authorized shares of Series B Preferred.

               8. Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its, his or her address appearing on the books of the Corporation.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by its duly authorized officer this 22nd day of June , 2006.

                                        AKSYS, LTD.


                                        By: /s/ Sharon Koenig
                                            ------------------------------------
                                            Sharon Koenig, Secretary


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